Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-134889 and Registration 333-237650) of Taitron Components Incorporated of our report dated April 1, 2024, appearing in the Annual Report on Form 10-K of Taitron Components Incorporated for the years ended December 31, 2023 and 2022.

/s/ Ramirez Jimenez International CPAs

Irvine, California

April 1, 2024